Exhibit 8



                  SECOND AMENDMENT TO STRATEGIC ALLIANCE AGREEMENT


              THIS SECOND AMENDMENT TO STRATEGIC ALLIANCE AGREEMENT (the "Amendment"), dated as of November 20, 1997, is made by and among Storage USA, Inc., a Tennessee corporation (the "Com-pany"), SUSA Partnership, L.P., a Tennessee limited partnership (the "Operating Partnership"), Security Capital U.S. Realty, a Luxembourg corporation ("USREALTY"), and Security Capital Hold-ings S.A., a Luxembourg corporation and a wholly owned subsid-iary of USREALTY ("Buyer") for the purpose of amending certain provisions of the Strategic Alliance Agreement, dated as of March 19, 1996, and amended on June 19, 1996, by and among the Company, the Operating Partnership and USRealty and Buyer (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

                                     RECITAL

              WHEREAS, the Company and Buyer believe that the amendments contemplated hereby will permit Buyer to benefit from an increased investment in the Company and will provide the Company with increased flexibility to pursue its growth and operating strategies;

                                    AGREEMENT

              NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

              Section 1.  Advice of Actions.  Section 3.2 of the
         Agreement shall be amended and restated in its entirety as fol-lows:

              Section 3.2 Advice of Actions. Until the 20% Termi-nation Date, if any, without first having consulted with the representative of Investor designated by Investor pursuant to this Section 3.2, the Company will not seek approval by the Board of any proposal, or enter into any definitive agreement, relating to:

                   a) the acquisition in a single transaction or group of related transactions, whether by merger, consolidation, purchase of stock or as-sets or other business combination, of any busi-ness or assets having a value in excess of $25,000,000;







                   b) the sale or disposal in a single transaction or group of related transactions of any assets, whether by merger, consolidation, sale of stock or assets or other business combination having a value in excess of $25,000,000;

                   c) the incurrence or issuance of indebtedness in a single transaction or group of related transactions, the entering into a guaranty, or the engagement in any other financing arrange-ment in excess of $150,000,000;

                   d)  the annual operating budget for the Company;

                   e) a material change in the executive manage-ment of the Company;

                   f) any new material agreements or arrangements with any members of the executive management of the Company; or

                   g) the issuance by the Company of capital stock of the Company or of options, rights or warrants or other commitments to purchase or securities convertible into (or exchangeable or redeemable for) shares of capital stock of the Company, the issuance by the Operating Partnership of Operat-ing Partnership Units, or the issuance by a Sub-sidiary of any equity interest, other than (i) to the Company or a wholly owned Subsidiary thereof, (ii) to limited partners of the Operat-ing Partnership upon redemptions of Operating Partnership Units, (iii) to directors or employ-ees of the Company or a Subsidiary in connection with any employee benefit plan approved by the shareholders of the Company and (iv) issuances having a value less than $150,000,000.

                   Notwithstanding the foregoing, the Company shall have no obligation to accept or comply with any advice offered by Investor or its designated representative in any consultation referred to in this Section 3.2. The designated representative of Investor, for purposes of this
                   Section 3.2, initially shall be David Roth.
                   Investor shall provide the Company with ten days' prior written notice of any replacement of the designated representative.





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              Section 2.  Right to Participate.  Section 4.2 of the
         Agreement shall be amended to add the following subsection (f) as follows:

                   (f)  Notwithstanding any provision contained in
                   Section 4.2 to the contrary, the right of Investor to participate granted pursuant to sub-section (a) hereof shall be limited, in the case of any issuance or sale of capital stock, to a maximum participation percentage of 35% of the securities to be issued or sold by the Company or a Large Subsidiary in such issuance or sale.

              Section 3.  Standstill Period.  Section 5.1 of the
         Agreement shall be amended by deleting clause (x) of the intro-duction to Section 5.1(a) and replacing it with the following:

                   (x)  June 5, 2003, or

              Section 4. Ownership Limitation. Section 5.2(a)(iii) shall be amended and restated in its entirety as follows:

              (iii) purchase or otherwise acquire shares of Com-pany Stock (or options, rights or warrants or other commitments to purchase and securities convertible into (or exchangeable or redeemable for) shares of Company Stock) as a result of which, after giving effect to such purchase or acquisition, Investor and its Affiliates will Beneficially Own more than 42.5% of the outstanding shares of Company Common Stock, on a fully diluted basis;

              USRealty and Buyer agree that any violation or attempted violation by USRealty, Buyer or any Affiliate thereof of the Special Shareholder Limit (as defined in the Company Charter), as modified pursuant to this Agreement, will result in, to the extent necessary, the exchange of shares held by such Person for Excess Shares (as defined in the Company Charter) in accordance with Section 12.3 of Paragraph 12 of the Company Charter.

              Section 5.  Waiver of Ownership Limitation.  (a)  Section
         5.8 shall be amended and restated in its entirety as follows:

              Section 5.8 Waiver of Ownership Limitation. Subject to the provision of the third sentence of this Sec-tion 5.8, the Company shall take all actions, includ-ing by providing any necessary exemptions from or amendments to (A) the ownership limitations contained in Paragraph 12 of the Company Charter or (B) any










              agreement or instrument which governs ownership of shares of Company stock by any person, necessary to permit Investor to Beneficially Own up to and includ-ing 42.5% of the outstanding shares of Company Common Stock. If any third party shall be given the right to Beneficially Own more than 42.5% of the outstand-ing shares of Company Common Stock, the Company shall take all actions (including by providing the forego-ing exemptions and amendments) to waive any and all restrictions on and limitations to Investor's owner-ship of shares of Company Stock. From and after the 15% Termination Date, if any, the Company shall take all actions, including by providing any necessary exemptions from or amendments to (A) the ownership limitations contained in Paragraph 12 of the Company Charter or (B) any agreement or instrument which gov-erns ownership of shares of Company Stock by any per-son, necessary to permit Investor to Beneficially Own up to and including 15% of the outstanding shares of Company Common Stock, but shall not be required to take any action to permit Investor to Beneficially Own more than 15% of the outstanding shares of Com-pany Common Stock. From and after the first date on which Investor does not own at least 9.8% of the out-standing shares of Company Common Stock, if any, the Company shall take all actions, including by provid-ing any necessary exemptions from or amendments to
              (A) the ownership limitations contained in Paragraph 12 of the Company Charter or (B) any agreement or instrument which governs ownership of shares of Com-pany Stock by any person, necessary to permit Inves-tor to Beneficially own up to and including 9.8% of the outstanding shares of Company Common Stock, but shall not be required to take any action to permit Investor to Beneficially own more than 9.8% of the outstanding shares of Company Common Stock. Notwith-standing the foregoing, Investor or the Company may at any time acquire Beneficial Ownership of the secu-rities of such other party or its Affiliates to the extent permitted by applicable law and the provisions of the organizational documents of such party or its Affiliates, as applicable, and other agreements from time to time governing the ownership of such securi-ties.

              (b) The Company represents and warrants to USRealty and Buyer that the Board of Directors of the Company has adopted the resolution attached hereto as Exhibit A and has taken all other action necessary pursuant to Section 12.12 of the Company Charter to increase irrevocably and permanently (subject to any










         contrary provision of Section 5.8 of the Strategic Alliance Agreement or Section 12.9 of the Company Charter) the Special Shareholder Limit from 37.5% to 42.5% of the outstanding Shares (as defined in the Company Charter) of the Company. Upon the request of USRealty and Buyer, the Board of Directors will authorize and recommend for approval (and shall not thereafter withdraw or modify such recommendation) by the Shareholders of the Company at the next annual meeting of shareholders an amendment to Article 12 of the Company's Charter in a form reasonably approved by USRealty and Buyer to change all references therein from 37.5% to 42.5% and to make such other amendments thereto as USRealty and Buyer reasonably may request consistent with the increase in the Special Shareholder Limit from 37.5% to 42.5%. The Company will further take action reasonably calculated to put its shareholders and prospective shareholders on notice of the modifications contemplated by this Amendment.

              (c) From and after the date hereof, Section 12.21 of the Company Charter shall apply to the Special Shareholders (as defined in the Company Charter) as if (a) the first sentence of said Section 12.21 did not contain the parenthetical clause "(other than a Special Shareholder)" and (b) such Section did not contain the parenthetical assumptions "(determined assuming that the Special Shareholders are Non-U.S. Persons and own a percentage of the outstanding shares of capital stock of the Corporation (by value) equal to 37.5%)" in the two places that they appear, and, in lieu of such assumptions, required that
         Section 12.21 be applied to the Special Shareholders by taking in account the Special Shareholders' actual share ownership and actual status under the definition of "Non-U.S. Person." The preceding sentence shall not apply from and after the date on which the Special Shareholder notifies the Corporation in writ-ing that such sentence shall no longer have any force or ef-fect.

              Section 6. Limitation on Corporate Actions. Section 6.1 of the Agreement shall be amended to insert the following subsection immediately after 6.1(b);

              (c)(i)  Notwithstanding the restrictions contained in
              Section 6.1(a)(B) and Section 6.1(b)(i)(C) hereof, the Company or the Operating Partnership shall be permitted (subject to the other restrictions set forth in this Agreement) to acquire or hold interests in an entity that (w) owns a Self-Storage Facility or Facilities in the United States, (x) is wholly-owned directly or indirectly by the Company, (y) is not a corporation and does not elect to be treated as an association taxable as a corporation under Treasury










              Regulation Section 301.7701-3(2)(a) and (z) will be disregarded as an entity separate from its owner for federal income tax purposes (an "Entity"). Subject to Section 6.1(c)(ii), Self-Storage Facilities that are actively managed by employees of the Operating Partnership or an Entity owned by the Company or the Operating Partnership in the manner described in the immediately preceding sentence shall not be included in determining the asset limitations of Section 6.1(a)(B) and 6.1(b)(i)(C) hereof and shall be con-sidered active assets that give rise to active rental income for purposes of this Agreement.

              (ii) The Company and the Operating Partnership agree that, if there is a change in applicable law or the interpretations thereof or in applicable regulations or administrative interpretations promulgated by the Internal Revenue Service or any successor agency that USRealty or Buyer reasonably determines would result in the Self-Storage Facilities held by any Entity referred to in the preceding subsection (i) or such Entity being considered to be "passive assets" of the Company or the Operating Partnership, as the case may be, or that would result in the income from such En-tity or facilities being characterized as "passive income" of the Company or the Operating Partnership, as the case may be, in each case under the "passive foreign investment company" provisions of the Inter-nal Revenue Code of 1986, as amended, then, upon written request of USRealty or Buyer, the Company and SUSA Partnership promptly will cause the property-level management and staff at the Self-Storage Fa-cilities to become employees of the property-owning entity and SUSA Partnership will execute and cause the property-owning entity to execute and at all times thereafter perform and comply with an Adminis-trative Agreement in the form attached as Exhibit A to this Amendment (or in another form requested by USRealty or Buyer to the extent required as a result of any such change in law or the interpretation thereof).

              Section 7. Confirmation, Representation. (a) All provisions of the Agreement not modified by this Amendment shall remain in full force and effect and no provision of the Agreement or any other document relating thereto is hereby waived or modified, the Company and the Operating Partnership having represented that they currently are in compliance with all such other provisions (as amended or waived).











              (b) The Company represents and warrants to USRealty and Buyer that, to the best of the Company's knowledge, as of the date hereof and assuming that USRealty and Buyer own 42.5% of the outstanding Company Common Stock, the Company is a "domestically-controlled" REIT within the meaning of Code Sec-tion 897(h)(4)(B).






                      [SIGNATURES APPEAR ON FOLLOWING PAGE]








































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              IN WITNESS WHEREOF, this Amendment is signed by or on
         behalf of each of the parties hereto as of the day first above written.

                                       STORAGE USA, INC.



                                       By: /s/ Dennis A. Reeve
                                          Name:  Dennis A. Reeve
                                          Title:  Chief Financial
                                                  Officer


                                       SUSA PARTNERSHIP, L.P.
                                       By:  STORAGE USA, INC., General
                                            Partner



                                       By: /s/ Dennis A. Reeve
                                          Name:  Dennis A. Reeve
                                          Title:  Chief Financial
                                                  Officer


                                       SECURITY CAPITAL HOLDINGS S.A.



                                       By: /s/ David Roth
                                          Name:  David Roth
                                          Title:  Vice President


                                       SECURITY CAPITAL USREALTY



                                       By: /s/ David Roth
                                          Name:  David Roth
                                          Title:  Vice President











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